UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
_____________________________________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 9, 2022
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PENN Entertainment, Inc.
(Exact Name of Registrant as Specified in Charter)
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Pennsylvania	0-24206	23-2234473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of Principal Executive Offices, and Zip Code)

610-373-2400
Registrant's Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PENN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 9, 2022, PENN Entertainment, Inc. (“PENN” or the “Company”), entered into a binding term sheet (the “Term Sheet”) with Gaming and Leisure Properties, Inc. (“GLPI”). The majority of the real estate assets (i.e., land and buildings) used in the Company’s operations are subject to triple net leases with affiliates of GLPI, including the triple net master lease which became effective November 1, 2013 pursuant to which an affiliate of PENN leases real estate assets associated with 19 of PENN’s gaming facilities (the “PENN Master Lease”).

Pursuant to the Term Sheet, PENN and GLPI have agreed, among other things, that they or their affiliates will:

•amend the PENN Master Lease to (i) remove the land and buildings for Hollywood Casino Aurora in Aurora, IL (the “Aurora Property”), Hollywood Casino Joliet in Joliet, IL (the “Joliet Property”), Hollywood Casino Columbus in Columbus, OH (the “Columbus Property”), Hollywood Casino Toledo in Toledo, OH (the “Toledo Property”) and the M Resort Spa & Casino in Henderson, NV (the “M Resort”) and (ii) make associated adjustments to the rent under the PENN Master Lease, after which the initial Rent in the Penn Master Lease will be $284,132,000, consisting of $208,195,000 of Building Base Rent, $43,035,000 of Land Base Rent and $32,902,000 of Percentage Rent (as such terms are defined in the PENN Master Lease);

•terminate the existing leases associated with Hollywood Casino at the Meadows in Washington PA (the “Meadows Property”) and Hollywood Casino Perryville in Perryville, MD (the “Perryville Property”); and

•enter into a new master lease (the “New Lease”), effective January 1, 2023, for the Aurora Property, the Joliet Property, the Columbus Property, the Toledo Property, the M Resort, the Meadows Property and the Perryville Property, which New Lease will be cross-defaulted, cross-collateralized and coterminous with the PENN Master Lease, and subject to a similar parent guarantee.

The New Lease will include a base rent (the “Base Rent”) equal to $232,170,000 and additional rent (together with the Base Rent, the “Rent”) equal to (i) 7.75% of any project funding received by PENN from GLPI for an anticipated relocation of PENN’s riverboat casino and related developments with respect to the Aurora Property (the “Aurora Project”) and (ii) a percentage, based on then-current market conditions, of any project funding received by PENN from GLPI for certain anticipated development projects with respect to the Joliet Property, the Columbus Property and the M Resort (the “Other Development Projects”). GLPI will fund up to $225 million for the Aurora Project, and GLPI has committed to fund, upon PENN’s request, up to $350 million in the aggregate for the Other Development Projects, in accordance with certain terms and conditions set forth in the Term Sheet. The Rent will be subject to a one-time increase of $1,400,000, effective the fifth anniversary of the effective date. The Rent will be further subject to a fixed escalator of 1.5% on November 1, 2023 and annually thereafter. PENN may elect not to proceed with or to abandon any development project, provided that GLPI will be reimbursed for any out-of-pocket costs associated with an abandoned project. The Aurora Project and the Other Development projects are all subject to necessary regulatory and other government approvals.

PENN and GLPI have agreed to use commercially reasonable efforts to enter into definitive documentation setting forth the terms and conditions regarding the transactions contemplated by the Term Sheet in further detail as promptly as practicable. The respective obligations of PENN and GLPI to enter into the agreements and transactions contemplated by the Term Sheet are subject to each party having obtained amendments from such party’s credit agreement lenders as it reasonably and in good faith determines are appropriate under the circumstances and any necessary governmental (including gaming) approvals. PENN and GLPI have agreed to use commercially reasonable efforts to obtain any such amendment, as well as any necessary regulatory approvals, as promptly as practicable.

The summary of the Term Sheet set forth above is qualified in its entirety by reference to the Term Sheet, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On October 10, 2022, the Company issued a press release announcing the execution of the Term Sheet. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Binding Term Sheet, dated as of October 9, 2022, by and among PENN Entertainment, Inc. and Gaming and Leisure Properties, Inc.
99.1	Press Release dated October 10, 2022 of PENN Entertainment, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 11, 2022	PENN ENTERTAINMENT, INC.

		By:	/s/ Harper Ko
Harper Ko
Executive Vice President, Chief Legal Officer and Secretary